EXHIBIT 99.1

VINEYARD NATIONAL BANCORP ANNOUNCES COMPLETION
OF TRUST PREFERRED SECURITIES ISSUANCE

Rancho Cucamonga, CA, December 24, 2001 — Vineyard National Bancorp (“Company”) (NASDAQ:VNBC), and its subsidiary Vineyard Bank (“Bank”), today announced the completion of a private issuance of $12 million in trust preferred securities as part of a pooled re-securitization transaction with several other financial institutions. These Securities were issued through a newly formed, wholly owned subsidiary, Vineyard Statutory Trust I, a Connecticut statutory business trust.

The trust preferred securities bear a floating rate of interest of 3.60% over the three month LIBOR. The initial rate, set at 5.60%, is payable quarterly. Vineyard Statutory Trust I used the proceeds from the sale of the trust preferred securities to purchase junior subordinated deferrable interest debentures of Vineyard National Bancorp. Vineyard National Bancorp has contributed a significant portion of the net proceeds into the Bank to increase the Bank’s capital levels and intends to use the remaining net proceeds for general corporate purposes.

Norman Morales, President and Chief Executive Officer of Vineyard National Bancorp stated, “With the completion of this offering, Vineyard National Bancorp believes it has adequate capital to support its strategic plan initiatives. Given the relatively low cost of these funds, this transaction will be accretive to earnings for 2002.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. The Bank operates six full-service branches located in Rancho Cucamonga, Chino, Diamond Bar, Crestline, Blue Jay, and La Verne. This is in addition to a loan production office in Manhattan Beach. Shares of the Company’s common stock are traded on The Nasdaq SmallCap under the ticker symbol VNBC.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.